Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces September Quarter Financial Results

September quarter 2020 GAAP pre-tax loss of $6.9 billion and loss per share of $8.47 on total revenue of $3.1 billion

September quarter 2020 adjusted pre-tax loss of $2.6 billion and adjusted loss per share of $3.30 on adjusted revenue of $2.6 billion

Delta ended the September quarter 2020 with $21.6 billion in liquidity

ATLANTA, Oct. 13, 2020 – Delta Air Lines (NYSE:DAL) today reported financial results for the September quarter 2020. Detailed results, including both GAAP and adjusted metrics, are on page four and are incorporated here.

“While our September quarter results demonstrate the magnitude of the pandemic on our business, we have been encouraged as more customers travel and we are seeing a path of progressive improvement in our revenues, financial results and daily cash burn,” said Ed Bastian, Delta’s chief executive officer.  “The actions we are taking now to take care of our people, simplify our fleet, improve the customer experience, and strengthen our brand will allow Delta to accelerate into a post-COVID recovery.”

September Quarter Financial Results

•	Adjusted pre-tax loss of $2.6 billion excludes $4.0 billion of items directly related to the impact of COVID-19 and the company’s response, including fleet-related restructuring charges and charges for voluntary separation and early retirement programs for Delta employees, which were partially offset by the benefit of the CARES Act grant recognized in the quarter
•	Total adjusted revenue of $2.6 billion declined 79 percent on 63 percent lower capacity versus prior year
•	Total operating expense, which includes the $4.0 billion of COVID-related items described above, decreased $1.0 billion over prior year. Adjusted for those items and third-party refinery sales, total operating expense decreased $5.5 billion or 52 percent in the September quarter compared to the prior year, driven by lower capacity- and revenue-related expenses and strong cost management in the business
•	At the end of the September quarter, the company had $21.6 billion in liquidity
•	During the September quarter cash burn (see Note A) averaged $24 million per day, and $18 million per day for the month of September

Revenue Environment

Delta’s adjusted operating revenue of $2.6 billion for the September quarter was down 79 percent versus the September 2019 quarter as demand for air travel remains under significant pressure. Passenger revenues declined 83 percent on 63 percent lower capacity. Non-ticket revenue streams have performed relatively better than passenger revenues, with total loyalty revenues declining 60 percent and cargo declining 25 percent.

“With a slow and steady build in demand, we are restoring flying to meet our customers’ needs, while staying nimble with our capacity in light of COVID-19,” said Glen Hauenstein, Delta’s president. “While it may be two years or more until we see a normalized revenue environment, by restoring customer confidence in travel and building customer loyalty now, we are creating the foundation for sustainable future revenue growth.”

1

Setting the Foundation for Recovery

Delta has taken a number of actions to position the company to accelerate into a post-COVID recovery:

Taking great care of Delta people

•	Through the voluntary separation and early retirement programs, voluntary unpaid leaves, job sharing and other initiatives, the company has been able to avoid involuntary furloughs for ground and flight attendant employees
•	Launching a “Stop the Spread. Save Lives.” campaign to emphasize the six core health actions that protect Delta employees against COVID-19, including wearing masks, social distancing, testing and getting a flu shot. Delta is providing no-cost COVID-19 testing and flu shots for its U.S. employees

Improving the customer experience

•	Emphasizing health and safety with the Delta CareStandard, a multi-layered approach that includes intense cleaning protocols, blocking middle seats and requiring masks onboard all aircraft
•	Reducing complexity for customers by eliminating change fees for nearly all domestic fares and redeposit/reissuance fees on domestic reward tickets for SkyMiles Members
•	Taking a customer-centric approach to refunds, with approximately $2.8 billion returned to customers year-to-date

Simplifying the fleet

•	Restructuring its Airbus and CRJ aircraft order books to better match the timing of aircraft deliveries with network and financial needs over the next several years. The restructuring reduces aircraft purchase commitments by more than $2 billion in 2020 and by more than $5 billion through 2022
•	Accelerating its fleet simplification strategy, which is intended to modernize and streamline the company’s fleet, enhance the customer experience and generate cost savings. The company has announced plans to accelerate retirements of nearly 400 aircraft by 2025, including more than 200 in 2020

Fleet Type	Number of Aircraft	Estimated Final Retirement During the Quarter Ended
MD-90	26	June 2020
767-300ER	7	June 2020
A320	10	June 2020
MD-88	47	June 2020
737-700	10	September 2020
777	18	December 2020
CRJ-200	125	December 2023
717	91	December 2025
767-300ER	49	December 2025
Total	383

Cost Performance

Total adjusted operating expense for the September quarter decreased $5.5 billion or 52 percent versus the prior year quarter excluding $3.1 billion in charges related to the voluntary separation and early retirement programs for employees, $2.2 billion in restructuring charges from fleet-related decisions, and a $1.3 billion CARES Act benefit. This performance was driven by a $1.8 billion or 78 percent reduction in fuel expense, a 75 percent reduction in maintenance expense from parking or retiring nearly 40 percent of mainline aircraft and lower volume- and revenue-related expenses. Salaries and benefits expense was down 32 percent as a result of approximately 18,000 employees electing to depart the company in addition to benefits from voluntary unpaid leaves, work hour reductions and other initiatives.

2

Non-operating expense for the quarter was $349 million higher versus the prior year quarter, driven primarily by $221 million in higher interest expense from increased debt levels the company has incurred during the COVID-19 pandemic.

“Our results this quarter were underpinned by a strong focus on costs, as we reduced adjusted operating expenses by more than 50 percent, similar to the June quarter, despite flying 23 points more capacity,” said Paul Jacobson, Delta’s chief financial officer. “That cost focus allowed the increase we’ve seen in net sales to flow directly into an improvement in our daily cash burn, which improved from $27 million per day in June to $18 million per day in September.”

Balance Sheet, Cash and Liquidity

Delta ended the September quarter with $21.6 billion in liquidity. Cash used in operations during the quarter was $2.6 billion. Daily cash burn averaged $24 million for the quarter, with an average of $18 million for the month of September.

At the end of the September quarter, the company had total debt and finance lease obligations of $34.9 billion with adjusted net debt of $17.0 billion, $6.5 billion higher than December 31, 2019. In September, Delta completed the largest debt offering in aviation history, raising $9.0 billion at a blended average rate of 4.75 percent secured by its SkyMiles loyalty program. In addition, the company borrowed $1.5 billion at a blended yield of 4.4 percent in connection with the issuance of tax-exempt bonds, that will be used to finance the LaGuardia airport project. The company’s total debt had a weighted average interest rate of 4.3 percent at September 30, 2020.

Subsequent to the end of the quarter, the company repaid the $3 billion, 364-day term loan that it entered into in March, increasing its unencumbered asset base to $9 to $10 billion of aircraft, engines and spare parts and reducing remaining debt amortization and maturities to $2.3 billion through the end of 2021. The company also repaid $2.6 billion under its revolving credit facilities drawn down in March 2020.

At the end of the September quarter, the company’s Air Traffic Liability stood at $4.6 billion, including a current liability of $4.4 billion and a non-current liability of $0.2 billion. The non-current liability represents the current estimate of tickets to be flown, as well as credits to be used, beyond one year. Travel credits represent approximately 60 percent of the Air Traffic Liability at the end of the September quarter.

CARES Act Accounting, Fleet Restructuring and Voluntary Separation and Early Retirement Program Charges

In the September quarter, the company received $701 million under the payroll support program (PSP) of the CARES Act, consisting of $491 million in additional grant funds and a $210 million increase in the low-interest, unsecured 10-year loan. The September quarter amount includes an incremental $157 million beyond the initial $5.4 billion Delta was allocated in April 2020. In the September quarter, approximately $1.3 billion of the grant was recognized as a contra-expense, which is reflected as “CARES Act grant recognition” on the Consolidated Statements of Operations. The company expects to use the remaining proceeds from the PSP by the end of 2020.

During the September quarter, the company made the decision to retire its 717-200 fleet and the remainder of its 767-300ER fleet by 2025 and its CRJ-200 fleet by 2023. As a result of these decisions, the company recorded $2.2 billion in fleet-related charges, which are reflected in “Restructuring charges” on the Consolidated Statement of Operations.

The company offered voluntary separation and early retirement programs to employees during the September quarter. Approximately 18,000 employees participated in the programs, with most leaving the company August 1, resulting in a $3.1 billion restructuring charge in the September quarter, which is reflected in “Restructuring charges” on the Consolidated Statement of Operations. Cash payments in connection with these programs totaled $813 million in the September quarter, and these payments are excluded from daily cash burn figures. The company anticipates an additional $150 to $250 million in cash payments in the December quarter, $600 million in 2021 and the remaining payments in 2022 and beyond.

3

September Quarter Results

September quarter results have been adjusted primarily for the CARES Act grant recognition and restructuring charges described above.

	GAAP		$ Change	% Change
($ in millions except per share and unit costs)	3Q20	3Q19
Pre-tax (loss)/income	(6,859)	1,947	(8,806)	NM
Net (loss)/income	(5,379)	1,495	(6,874)	NM
Diluted (loss)/earnings per share	(8.47)	2.31	(10.78)	NM
Operating revenue	3,062	12,560	(9,498)	(76)%
Operating expense	9,448	10,489	(1,041)	(10)%
Fuel expense	486	2,239	(1,753)	(78)%
Non-operating expense	473	124	349	NM
Total debt and finance lease obligations	34,870	10,119	24,751	NM
Total revenue per available seat mile (TRASM)	10.82	16.58	(5.76)	(35)%
Consolidated unit cost (CASM)	33.40	13.85	19.55	NM
Average fuel price per gallon	1.25	1.94	(0.69)	(36)%

	Adjusted		$ Change	% Change
($ in millions except per share and unit costs)	3Q20	3Q19
Pre-tax (loss)/income	(2,589)	1,968	(4,557)	NM
Net (loss)/income	(2,096)	1,507	(3,603)	NM
Diluted (loss)/earnings per share	(3.30)	2.33	(5.63)	NM
Operating revenue	2,645	12,507	(9,861)	(79)%
Operating expense	5,004	10,460	(5,455)	(52)%
Fuel expense	489	2,257	(1,768)	(78)%
Non-operating expense	230	79	151	NM
Adjusted net debt	17,012	10,265	6,747	66%
Total revenue per available seat mile (TRASM, adjusted)	9.35	16.51	(7.16)	(43)%
Consolidated unit cost (CASM-Ex)	15.96	10.15	5.81	57%
Average fuel price per gallon	1.25	1.96	(0.71)	(36)%

About Delta Air Lines Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in safety, innovation, reliability and customer experience. Powered by our employees around the world, Delta has for a decade led the airline industry in operational excellence while maintaining our reputation for award-winning customer service.

Today, and always, nothing is more important than the health and safety of our customers and employees. Since the onset of the COVID-19 pandemic, Delta has moved quickly to transform the industry standard of clean while offering customers more space across the travel journey. These and numerous other layers of protection ensure a safe and comfortable travel experience for our customers and employees.

With our mission of connecting the people and cultures of the globe, Delta strives to foster understanding across a diverse world and serve as a force for social good.

4

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. Risks and uncertainties that could cause differences between actual results and forward-looking statements include, but are not limited to, the material adverse effect that the COVID-19 pandemic is having on our business; the impact of incurring significant debt in response to the pandemic; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the performance of our significant investments in and commercial relationships with, airlines in other parts of the world; failure to comply with the financial and other covenants in our financing agreements; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third parties; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the impact of environmental regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; and uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of October 13, 2020, and which we have no current intention to update except to the extent required by law.

5

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Operating Revenue:
Passenger	$1,938	$11,410	$(9,472)	(83)%	$10,185	$32,032	$(21,847)	(68)%
Cargo	142	189	(47)	(25)%	403	567	(164)	(29)%
Other	982	961	21	2%	2,534	2,969	(435)	(15)%
Total operating revenue	3,062	12,560	(9,498)	(76)%	13,122	35,568	(22,446)	(63)%

Operating Expense:
Salaries and related costs	1,956	2,884	(928)	(32)%	6,814	8,275	(1,461)	(18)%
Aircraft fuel and related taxes	486	2,239	(1,753)	(78)%	2,453	6,508	(4,055)	(62)%
Regional carriers expense, excluding fuel	488	900	(412)	(46)%	1,888	2,698	(810)	(30)%
Depreciation and amortization	545	631	(86)	(14)%	1,813	1,960	(147)	(8)%
Contracted services	379	685	(306)	(45)%	1,398	1,974	(576)	(29)%
Landing fees and other rents	378	460	(82)	(18)%	1,195	1,321	(126)	(10)%
Ancillary businesses and refinery	561	279	282	NM	1,181	945	236	25%
Aircraft maintenance materials and outside repairs	106	424	(318)	(75)%	618	1,334	(716)	(54)%
Passenger commissions and other selling expenses	94	539	(445)	(83)%	498	1,505	(1,007)	(67)%
Passenger service	88	345	(257)	(74)%	433	938	(505)	(54)%
Aircraft rent	99	110	(11)	(10)%	295	318	(23)	(7)%
Restructuring charges	5,345	—	5,345	NM	7,798	—	7,798	NM
CARES Act grant recognition	(1,315)	—	(1,315)	NM	(2,595)	—	(2,595)	NM
Profit sharing	—	517	(517)	(100)%	—	1,256	(1,256)	(100)%
Other	238	476	(238)	(50)%	944	1,317	(373)	(28)%
Total operating expense	9,448	10,489	(1,041)	(10)%	24,733	30,349	(5,616)	(19)%

Operating (Loss)/Income	(6,386)	2,071	(8,457)	NM	(11,611)	5,219	(16,830)	NM

Non-Operating Expense:
Interest expense, net	(291)	(70)	(221)	NM	(564)	(228)	(336)	NM
Impairments and equity method (losses)/gains	(114)	27	(141)	NM	(2,432)	(44)	(2,388)	NM
Gain/(loss) on investments, net	(95)	(35)	(60)	NM	(199)	(17)	(182)	NM
Miscellaneous, net	27	(46)	73	NM	327	(130)	457	NM
Total non-operating expense, net	(473)	(124)	(349)	NM	(2,868)	(419)	(2,449)	NM

(Loss)/Income Before Income Taxes	(6,859)	1,947	(8,806)	NM	(14,479)	4,800	(19,279)	NM

Income Tax Benefit/(Provision)	1,480	(452)	1,932	NM	2,849	(1,131)	3,980	NM

Net (Loss)/Income	(5,379)	1,495	(6,874)	NM	(11,630)	3,669	(15,299)	NM

Basic (Loss)/Earnings Per Share	$(8.47)	$2.32			$(18.30)	$5.61
Diluted (Loss)/Earnings Per Share	$(8.47)	$2.31			$(18.30)	$5.59

Basic Weighted Average Shares Outstanding	635	646			636	654
Diluted Weighted Average Shares Outstanding	635	648			636	656

6

DELTA AIR LINES, INC.
Passenger Revenue
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Ticket- Main cabin	$1,057	$6,021	$(4,964)	(82)%	$5,229	$16,680	$(11,451)	(69)%
Ticket- Business cabin and premium products	577	4,008	(3,431)	(86)%	3,483	11,306	(7,823)	(69)%
Loyalty travel awards	143	732	(589)	(80)%	731	2,174	(1,443)	(66)%
Travel-related services	161	649	(488)	(75)%	742	1,872	(1,130)	(60)%
Total passenger revenue	$1,938	$11,410	$(9,472)	(83)%	$10,185	$32,032	$(21,847)	(68)%

DELTA AIR LINES, INC.
Other Revenue
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Ancillary businesses and refinery	$572	$291	$281	97%	$1,185	$990	$195	20%
Loyalty program	343	485	(142)	(29)%	1,086	1,443	(357)	(25)%
Miscellaneous	67	185	(118)	(64)%	263	536	(273)	(51)%
Total other revenue	$982	$961	$21	2%	$2,534	$2,969	$(435)	(15)%

DELTA AIR LINES, INC.
Total Revenue
(Unaudited)

		Increase (Decrease)
		3Q20 versus 3Q19
Revenue	3Q20 ($M)	Change YoY	Unit Revenue	Yield	Capacity
Domestic	$1,647	(79)%	(57)%	(12)%	(52)%
Atlantic	132	(94)%	(60)%	20%	(84)%
Latin America	97	(86)%	(50)%	(3)%	(71)%
Pacific	62	(91)%	(58)%	57%	(78)%
Total Passenger	$1,938	(83)%	(55)%	(2)%	(63)%
Cargo Revenue	142	(25)%
Other Revenue	982	2%
Total Revenue	$3,062	(76)%	(35)%
Third Party Refinery Sales	(417)
Total Revenue, adjusted	$2,645	(79)%	(43)%

7

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020	2019	Change		2020	2019	Change
Revenue passenger miles (millions)	11,545	66,862	(83)%		58,229	181,652	(68)%
Available seat miles (millions)	28,290	75,742	(63)%		97,771	209,911	(53)%
Passenger mile yield (cents)	16.78	17.07	(2)%		17.49	17.63	(1)%
Passenger revenue per available seat mile (cents)	6.85	15.06	(55)%		10.42	15.26	(32)%
Total revenue per available seat mile (cents)	10.82	16.58	(35)%		13.42	16.94	(21)%
TRASM, adjusted - see Note A (cents)	9.35	16.51	(43)%		12.70	16.83	(25)%
Operating cost per available seat mile (cents)	33.40	13.85	NM		25.30	14.46	75%
CASM-Ex - see Note A (cents)	15.96	10.15	57%		16.74	10.66	57%
Passenger load factor	41%	88%	(47)	pts	60%	87%	(27)	pts
Fuel gallons consumed (millions)	391	1,154	(66)%		1,437	3,215	(55)%
Average price per fuel gallon	$1.25	$1.94	(36)%		$1.71	$2.03	(16)%
Average price per fuel gallon, adjusted - see Note A	$1.25	$1.96	(36)%		$1.70	$2.02	(16)%

8

DELTA AIR LINES, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	September 30,
(in millions)	2020	2019
Cash Flows From Operating Activities:
Net (loss) income	$(5,379)	$1,495
Restructuring charges	1,690	—
Depreciation and amortization	544	631
Deferred income taxes	(1,481)	460
Pension, postretirement and postemployment payments greater than expense	1,111	2
Impairments and equity method losses/(gains)	114	(27)
Change in other payables, deferred rev and accrued liabilities	800	(112)
Changes in air traffic liability	(382)	(854)
Change in noncurrent liabilities	1,074	26
Deferred CARES Act grant recognition	(825)	—
Other, net	159	624
Net cash (used in)/provided by operating activities	(2,575)	2,245

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance refunds/(payments)	65	(549)
Ground property and equipment, including technology	(198)	(396)
Purchase of short-term investments	(3,745)	—
Redemption of short-term investments	3,000	—
Acquisition of strategic investments	—	(170)
Loans to others	(235)	—
Other, net	(31)	(10)
Net cash used in investing activities	(1,144)	(1,125)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(607)	(355)
Repurchase of common stock	—	(208)
Cash dividends	—	(260)
Proceeds from long-term obligations	10,734	—
Fuel card obligation	261	(628)
Other, net	(141)	—
Net cash provided by/(used in) financing activities	10,247	(1,451)

Net Increase/(Decrease) in Cash, Cash Equivalents and Restricted Cash Equivalents	6,528	(331)
Cash, cash equivalents and restricted cash equivalents at beginning of period	$11,818	$3,029
Cash, cash equivalents and restricted cash equivalents at end of period	$18,346	$2,698

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$16,477	$1,899
Restricted cash included in prepaid expenses and other	189	46
Other assets:
Cash restricted for airport construction	1,680	753
Total cash, cash equivalents and restricted cash equivalents	$18,346	$2,698

9

DELTA AIR LINES, INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(in millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$16,477	$2,882
Short-term investments	5,048	—
Accounts receivable, net	1,503	2,854
Fuel inventory	353	730
Expendable parts and supplies inventories, net	393	521
Prepaid expenses and other	1,256	1,262
Total current assets	25,030	8,249

Property and Equipment, Net:
Property and equipment, net	26,602	31,310

Other Assets:
Operating lease right-of-use assets	5,881	5,627
Goodwill	9,753	9,781
Identifiable intangibles, net	6,014	5,163
Cash restricted for airport construction	1,680	636
Equity investments	1,562	2,568
Deferred income taxes, net	1,305	120
Other noncurrent assets	1,249	1,078
Total other assets	27,444	24,973
Total assets	$79,076	$64,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$5,045	$2,287
Current maturities of operating leases	714	801
Air traffic liability	4,379	5,116
Accounts payable	2,403	3,266
Accrued salaries and related benefits	1,904	3,701
Loyalty program deferred revenue	1,284	3,219
Fuel card obligation	1,100	736
Other accrued liabilities	2,896	1,078
Total current liabilities	19,725	20,204

Noncurrent Liabilities:
Debt and finance leases	29,825	8,873
Noncurrent air traffic liability	239	—
Pension, postretirement and related benefits	9,272	8,452
Loyalty program deferred revenue	5,805	3,509
Noncurrent operating leases	5,856	5,294
Deferred income taxes, net	—	1,456
Other noncurrent liabilities	4,997	1,386
Total noncurrent liabilities	55,994	28,970

Commitments and Contingencies

Stockholders' Equity:	3,357	15,358
Total liabilities and stockholders' equity	$79,076	$64,532

10

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Pre-Tax (Loss)/Income and Net (Loss)/Income, adjusted. In the current period, pre-tax (loss)/income and net (loss)/income, adjusted exclude the following items directly related to the impact of COVID-19 and our response for comparability with the prior period:

Restructuring charges. We recognized $5.3 billion of restructuring charges following strategic business decisions in response to the COVID-19 pandemic. These charges primarily include voluntary early retirement and separation program charges and impairments and related charges from the decisions to retire the remaining 767-300ER fleet and the 717 and CRJ-200 fleets.

CARES Act grant recognition. We recognized $1.3 billion of the grant proceeds from the CARES Act payroll support program as a contra-expense. We are recognizing the grant proceeds as contra-expense based on the periods that the funds are intended to compensate and we expect to use all proceeds from the payroll support program by the end of 2020.

Impairments and equity method losses. These charges relate to the write-down of our investment in Virgin Atlantic based on our share of its losses.

Pension settlement charges. These charges were recognized in connection with the voluntary programs.

We also regularly adjust pre-tax (loss)/income and net (loss)/income for the following items to determine pre-tax (loss)/income and net (loss)/income, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net (loss)/income, adjusted.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We previously recorded our proportionate share of losses from our equity investments in Virgin Atlantic, Grupo Aeroméxico and LATAM in non-operating expense. (As a result of Grupo Aeroméxico's and LATAM’s bankruptcy filings, we no longer have significant influence with Grupo Aeroméxico or LATAM and have discontinued accounting for these investments under the equity method in the June 2020 quarter.) We adjust for our equity method investees' hedge portfolio MTM adjustments to allow investors to understand and analyze our core operational performance in the periods shown.

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MTM adjustments on investments. Unrealized gains/losses on our equity investments in China Eastern, Air France-KLM and Hanjin-KAL, the largest shareholder of Korean Air, which are accounted for at fair value in non-operating expense, are driven by changes in stock prices and foreign currency. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2020
(in millions, except per share data)	Pre-Tax Loss	Income Tax	Net Loss	Net Loss Per Diluted Share
GAAP	$(6,859)	$1,480	$(5,379)	$(8.47)
Less: Restructuring charges	5,345	(1,271)	4,074
Less: CARES Act grant recognition	(1,315)	313	(1,002)
Less: Impairments and equity method losses	114	–	114
Less: Pension settlement charges	30	(7)	23
Adjusted for:
MTM adjustments and settlements on hedges	(3)	1	(2)
Equity investment MTM adjustments	–	–	–
MTM adjustments on investments	99	(23)	76
Non-GAAP	$(2,589)	$493	$(2,096)	$(3.30)

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2019
(in millions, except per share data)	Pre-Tax Income	Income Tax	Net Income	Net Income Per Diluted Share
GAAP	$1,947	$(452)	$1,495	$2.31
Adjusted for:
MTM adjustments and settlements on hedges	(25)	6	(19)
Equity investment MTM adjustments	10	(2)	8
MTM adjustments on investments	35	(13)	22
Delta Private Jets adjustment	1	–	1
Non-GAAP	$1,968	$(461)	$1,507	$2.33

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for third party refinery sales for the reasons described below. We make an adjustment related to Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income and net (loss)/income, adjusted.

Third-party refinery sales. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because these revenues are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provides a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended
(in millions)	September 30, 2020	September 30, 2019	Change
Operating revenue	$3,062	$12,560
Adjusted for:
Third-party refinery sales	(417)	(6)
Delta Private Jets adjustment	–	(47)
Operating revenue, adjusted	$2,645	$12,507	(79)%

	Nine Months Ended
(in millions)	September 30, 2020	September 30, 2019	Change
Operating revenue	$13,122	$35,568
Adjusted for:
Third-party refinery sales	(709)	(94)
Delta Private Jets adjustment	–	(139)
Operating revenue, adjusted	$12,413	$35,335	(65)%

	Three Months Ended
	September 30, 2020	September 30, 2019	Change
TRASM (cents)	10.82	16.58
Adjusted for:
Third-party refinery sales	(1.47)	(0.01)
Delta Private Jets adjustment	–	(0.06)
TRASM, adjusted	9.35	16.51	(43)%

	Nine Months Ended
	September 30, 2020	September 30, 2019	Change
TRASM (cents)	13.42	16.94
Adjusted for:
Third-party refinery sales	(0.73)	(0.05)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	12.70	16.83	(25)%

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Operating Expense, adjusted. In the current period, operating expense, adjusted excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and CARES Act grant recognition, as discussed above under the heading pre-tax (loss)/income and net (loss)/income, adjusted. We also adjust operating expense for MTM adjustments and settlements on hedges, third-party refinery sales and Delta Private Jets adjustment for the same reasons described above under the headings pre-tax (loss)/income and net (loss)/income, adjusted, and operating revenue, adjusted and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
(in millions)	September 30, 2020	September 30, 2019	Change
Operating expense	$9,448	$10,489
Less: Restructuring charges	(5,345)	–
Less: CARES Act grant recognition	1,315	–
Adjusted for:
MTM adjustments and settlements on hedges	3	25
Third-party refinery sales	(417)	(6)
Delta Private Jets adjustment	–	(49)
Operating expense, adjusted	$5,004	$10,460	$(5,455)

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Cash Burn. We present cash burn because management believes this metric is helpful to investors to evaluate the company's ability to maintain liquidity and return to cash generation. The company defines cash burn as net cash from operating activities and net cash used in investing activities, adjusted for (i) net purchases of short-term investments, (ii) strategic investments, (iii) net cash flows related to certain airport construction projects, (iv) proceeds from financing arrangements that are reported within investing activities, (v) CARES Act grant proceeds, and (vi) other charges that are not representative of our core operations, such as charges associated with our voluntary separation and early retirement programs. Adjustments include:

Net purchases of short-term investments. Net purchases of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments. Cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operational performance in the periods shown.

Proceeds from financing arrangements that are reported within investing activities. Cash flows from proceeds from financing arrangements that are reported within investing activities (such as certain sale-leaseback transactions) are removed from free cash flow in calculating daily cash burn to better illustrate the cash generated from our core operations.

CARES Act grant proceeds. Cash flows related to the CARES act payroll support program grant proceeds, reported within operating activities in GAAP results. We adjust free cash flow for this item in calculating daily cash burn to better illustrate the cash from our core operations.

Voluntary programs. Cash flows from the voluntary separation and early retirement programs offered to employees during the September quarter, reported within operating activities in GAAP results. We adjust free cash flow for this item in calculating daily cash burn to better illustrate the cash from our core operations.

(in millions)	Three Months Ended September 30, 2020	Month Ended September 30, 2020	Month Ended June 30, 2020
Net cash used in operating activities	$(2,575)	$(720)	$75
Net cash used in investing activities	(1,144)	(1,033)	(754)
Adjustments:
Net purchases of short-term investments	745	1,007	1,091
Strategic investments	235	(15)	–
Net cash flows related to certain airport construction projects and other	208	8	(30)
Total free cash flow	$(2,531)	$(753)	$382
Proceeds from financing arrangements reported within investing activities	37	37	(422)
CARES Act grant proceeds	(491)	(110)	(761)
Voluntary programs	813	273	–
Adjusted free cash flow	$(2,173)	$(553)	$(801)
Days in period	92	30	30
Average daily cash burn	$(24)	$(18)	$(27)

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Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of hedging and the refinery on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements on hedges and Delta Private Jets for the same reasons described under the heading pre-tax (loss)/income and net (loss)/ income, adjusted.

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2020	2019	2020	2019
Fuel purchase cost	$449	$2,313	$1.16	$2.00
Fuel hedge impact	9	(25)	0.02	(0.02)
Refinery segment impact	28	(49)	0.07	(0.04)
Total fuel expense	$486	$2,239	$1.25	$1.94
MTM adjustments and settlements on hedges	3	25	0.01	0.02
Delta Private Jets adjustment	–	(7)	–	(0.01)
Total fuel expense, adjusted	$489	$2,257	$1.25	$1.96

			Average Price Per Gallon
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2020	2019	2020	2019
Fuel purchase cost	$2,324	$6,568	$1.62	$2.04
Fuel hedge impact	16	(8)	0.01	–
Refinery segment impact	113	(52)	0.08	(0.01)
Total fuel expense	$2,453	$6,508	$1.71	$2.03
MTM adjustments and settlements on hedges	(4)	8	(0.01)	–
Delta Private Jets adjustment	–	(22)	–	(0.01)
Total fuel expense, adjusted	$2,449	$6,494	$1.70	$2.02

Percent change year-over-year	(62)%

Non-operating expense, adjusted. In the current period, non-operating expense, adjusted excludes the following items directly related to the impact of COVID-19 and our response: impairments and equity method losses, and pension settlement changes, as discussed above under the heading pre-tax (loss)/income and net (loss)/income, adjusted. We also adjust for equity investment MTM adjustments and MTM adjustments on investments to determine non-operating expense, adjusted for the same reasons described above in the heading pre-tax (loss)/income and net (loss)/income, adjusted.

	Three Months Ended
(in millions)	September 30, 2020	September 30, 2019
Non-operating expense	$473	$124
Less: Impairments and equity method losses	(114)
Less: Pension settlement charges	(30)
Adjusted for:
Equity investment MTM adjustments	–	(10)
MTM adjustments on investments	(99)	(35)
Non-operating expense, adjusted	$230	$79

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Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	September 30, 2020
Debt and finance lease obligations	$34,870
Plus: sale-leaseback financing liabilities	2,295
Plus: unamortized discount/(premium) and debt issue cost, net and other	252
Adjusted debt and finance lease obligations	$37,417
Plus: 7x last twelve months' aircraft rent	2,800
Adjusted total debt	$40,217
Less: cash, cash equivalents and short-term investments	(21,525)
Less: LGA restricted cash	(1,680)
Adjusted net debt	$17,012

(in millions)	December 31, 2019
Debt and finance lease obligations	$11,160
Plus: sale-leaseback financing liabilities	–
Plus: unamortized discount/(premium) and debt issue cost, net and other	(115)
Adjusted debt and finance lease obligations	$11,044
Plus: 7x last twelve months' aircraft rent	2,963
Adjusted total debt	$14,007
Less: cash, cash equivalents and short-term investments	(2,882)
Less: LGA restricted cash	(636)
Adjusted net debt	$10,489

(in millions)	September 30, 2019
Debt and finance lease obligations	$10,119
Plus: sale-leaseback financing liabilities	–
Plus: unamortized discount/(premium) and debt issue cost, net and other	(151)
Adjusted debt and finance lease obligations	$9,968
Plus: 7x last twelve months' aircraft rent	2,948
Adjusted total debt	$12,916
Less: cash, cash equivalents and short-term investments	(1,899)
Less: LGA restricted cash	(753)
Adjusted net debt	$10,265

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Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). In the current period, CASM-Ex excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and CARES Act grant recognition, as discussed above under the heading pre-tax (loss)/income and net (loss)/income, adjusted. We also adjust CASM for the following items to determine CASM-Ex for the reasons described below. We adjust for refinery sales to third parties for the same reason described under the heading operating revenue, adjusted and TRASM, adjusted. We adjust for Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income and net (loss)/income, adjusted.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	September 30, 2020	September 30, 2019	Change
CASM (cents)	33.40	13.85
Less: Restructuring charges	(18.89)	–
Less: CARES Act grant recognition	4.65	–
Adjusted for:
Aircraft fuel and related taxes	(1.72)	(2.96)
Third-party refinery sales	(1.47)	(0.01)
Profit sharing	–	(0.68)
Delta Private Jets adjustment	–	(0.05)
CASM-Ex	15.96	10.15	57%

	Nine Months Ended
	September 30, 2020	September 30, 2019	Change
CASM (cents)	25.30	14.46
Less: Restructuring charges	(7.98)	–
Less: CARES Act grant recognition	2.65	–
Adjusted for:
Aircraft fuel and related taxes	(2.51)	(3.10)
Third-party refinery sales	(0.73)	(0.05)
Profit sharing	–	(0.60)
Delta Private Jets adjustment	–	(0.06)
CASM-Ex	16.74	10.66	57%

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